Adopted March 11, 2010

RESOLUTIONS OF
THE BOARD OF DIRECTORS OF
KEMPER INVESTORS LIFE INSURANCE COMPANY

WHEREAS, in a resolution dated December 13, 2007, the Board of Directors of Kemper Investors Life Insurance Company (the “Company”) established the KILICO Variable Annuity Separate Account – 3 (the “Variable Account”) pursuant to the provisions of Section 215 ILCS 5/245.21 of the Illinois Insurance Code, authorized the registration of the Variable Account as a unit investment trust under the Investment Company Act of 1940, as amended (the “1940 Act”), and authorized the registration of certain variable annuity insurance contracts supported by the Variable Account as securities under the Securities Act of 1933, as amended (the “1933 Act”) ; and

WHEREAS, the Company developed a group flexible premium variable deferred annuity contract (the “Contracts”) that was supported by the Variable Account and registered under the 1933 Act; and

WHEREAS, the Company has decided to discontinue sales of the Contracts and has no immediate future plans to develop any other variable annuity contracts that would be supported by the Variable Account; and

WHEREAS, there are currently no assets in the Variable Account or its subaccounts and all outstanding Contracts have been redeemed; and

WHEREAS, the Company has determined that it will not use the Variable Account as a funding medium to support reserves for future sales of any other variable annuity contract.

NOW, THEREFORE, BE IT RESOLVED, That the Board of Directors of the Company hereby determines that the Variable Account should be liquidated and terminated; and

FURTHER RESOLVED, That the liquidation and termination of the Variable Account be, and hereby is, approved, and will be carried out on the terms and conditions as the authorized officers of the Company may deem necessary or appropriate upon consultation with counsel to the Company; and

FURTHER RESOLVED, That the Chief Executive Officer, the Chief Operating Officer, and the Chief Financial Officer, and each of them with full power to act without the others, with such assistance from the Company’s independent certified public accountants and legal counsel or others as they may require, are hereby severally authorized and empowered on behalf of the Variable Account and on behalf of the Company to take any and all actions that may be deemed necessary or advisable in order to deregister the Variable Account under the 1940 Act and to effectuate the liquidation and closing of the Variable Account, including but not limited to, causing to be filed with the Securities and Exchange Commission a Form N-8F Application for Deregistration of Certain Registered Investment Companies; and

FURTHER RESOLVED, That the Chief Executive Officer, the Chief Operating Officer, and the Chief Financial Officer and each of them with full power to act without the others, with such assistance from the Company’s independent certified public accountants and legal counsel or others as they may require, are hereby severally authorized and empowered on behalf of the Variable Account and on behalf of the Company to execute and deliver such agreements, filings and other documents to any governmental, regulatory or other organization, including, but not limited to, the Securities and Exchange Commission and the insurance department of the State of Illinois, and do such acts and things as may be deemed necessary to carry out the foregoing resolutions and the intent and purposes thereof.